Exhibit 10.13

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made and entered into by and between Two Bit Entertainment Corp. (the “Company”), a Delaware corporation, and __________________________ (the “Executive”) and shall be effective on the Effective Date (defined below).

RECITALS

A. The Company desires to employ the Executive on and after the Effective Date, and the Executive desires to be employed by the Company on and after the Effective Date, all on the terms and subject to the conditions set forth herein.

B. The Executive is willing to enter into this Agreement in consideration of the terms, conditions, and benefits that the Executive will receive under the terms hereof, and the Company is willing to enter into this Agreement in consideration of the promises and covenants by Executive contained herein.

AGREEMENT

In consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1. ROLE OF EXECUTIVE.

1.1. Duties and Status. The Company hereby engages the Executive as ___________________ for the Employment Period, as defined in Section 3.1 hereof, and the Executive accepts such employment, on the terms and subject to the conditions set forth in this Agreement. The Executive shall exercise in good faith such authority and perform such duties on behalf of the Company that are typically associated with such position and all other duties that may be assigned to the Executive by the Company’s Chief Executive Officer (“CEO”) and/or the Company’s Board of Directors (“Board”) from time to time.

1.2. Time and Effort. During the Employment Period, the Executive shall devote the Executive’s entire working time, energy, and efforts to the performance of the Executive’s duties hereunder in a manner that will faithfully and diligently further the business and interests of the Company. Notwithstanding the foregoing, this Section 1.2 shall not be interpreted to prohibit the Executive from making personal investments of time that do not require more than a de minimis time commitment, performing charitable or civic acts or services or serving on the board of a nonprofit organization, or conducting private business affairs if those activities do not materially interfere with the services required under this Agreement or violate the provisions of Section 4. Board service on corporate boards of for-profit entities must be disclosed and are subject to prior approval by the Company.

1.3. Principal Place of Employment. The Executive’s principal work location shall be in _________________. If applicable initially or if required in the future for continued employment, the Company will reimburse the Executive for reasonable and necessary preapproved moving expenses incurred as a result of the Executive moving to the principal work location. All reimbursements under this Section l.3 shall be grossed up by the Company to account for any income tax liability that the Executive may incur as a result of such reimbursements.

2. COMPENSATION AND BENEFITS.

2.1. Annual Base Salary. For all of the services rendered by the Executive to the Company during the Employment Period, the Company shall pay the Executive an annual base salary (“Annual Base Salary”) equal to $_______________. The Annual Base Salary shall be payable in accordance with the practice of the Company in effect from time to time for the payment of salaries to employees of the Company and shall be subject to applicable withholdings and deductions. The Compensation Committee (“Committee”) of the Board (or the full Board if such committee is no longer standing) will periodically review the Executive’s Annual Base Salary and implement an increase (but no decrease), if any, as the Committee (or the Board, as applicable) shall determine in its sole discretion is reasonable and appropriate.

2.2. Annual Bonus. For each calendar year during the Employment Period, the Executive shall be eligible to receive an annual bonus (the “Annual Bonus”). The target for the Annual Bonus shall be _________ percent (__%) of the Executive’s Annual Base Salary for each such calendar year and be based on the Company’s achievement of commercially-reasonable Key Performance Indicators (“KPI’s”) determined by the Committee (or the Board, as applicable). The Annual Bonus for the calendar year in which the Executive is hired shall be pro-rated. The Annual Bonus shall be paid in cash and shall be paid no later than 70 days after the end of the calendar year for which the Annual Bonus is earned. To have earned, and to be entitled to the Annual Bonus for any particular calendar year, the Executive must remain employed through the end of the calendar year in which the Annual Bonus was earned and must not (a) have been, as of the date of payment, terminated by the Company for Cause (as defined below) or (b) as of the date of payment, have ended Executive’s employment with the Company without Good Reason (as defined below).

2.3. Restricted Stock Award.

The Executive shall be granted shares of the Company’s common stock (such grant, a “Stock Award”) in accordance with this Section 2.3. Within 30 days after the Company files a Registration Statement on Form S-8 with the United States Securities and Exchange Commission, the Executive shall receive a Stock Award for the number of whole shares of the Company’s common stock that most nearly equals [XX]% of the outstanding shares of the Company’s common stock as of the date of the Stock Award. The Stock Award shall be subject to the Company’s 2022 Long-Term Incentive Equity Plan and shall be evidenced by an award agreement between the Company and the Executive. The award agreement shall provide that the Executive’s rights in the Stock Award shall be vested and transferable in 3 equal or nearly equal installments on each of the three (3) anniversaries of the Effective Date, provided the Executive remains in the continuous employ or service of the Company or an affiliate of the Company from the Effective Date until the applicable vesting date. The award agreement shall provide that any Stock Awards that have not vested on or before the date the Executive ceases to be an employee of the Company or an affiliate shall be forfeited on the date that such employment or services ends for any reason.

2.4. Benefits. The Executive shall be entitled to participate in such benefit plans including, without limitation, any and all retirement, disability, group life, sickness, accident, vision, dental, and health insurance programs, as the Company may provide from time to time to its employees generally. The Executive shall be allowed to enroll in the health insurance benefits provided by the Company on the first day of Executive’s employment with the Company.

2.5. Vacation. The Executive shall be entitled to 15 days of paid vacation per year during the first and second year of the Employment Period and 25 days of paid vacation per year during the third year of the Employment Period and any year thereafter during the Employment Period. Unused vacation days for a particular year shall roll over to, and be available for Executive’s use during, the first twelve weeks of the following year, and any such carry-over vacation days not used by the Executive during the first twelve weeks of the following year shall be paid out as compensation to the Executive on the first regularly scheduled payroll date following the end of the twelve-week period.

2.6. Expenses. Subject to, and in accordance with, such policies as may, from time to time, be established by the Company, the Company shall pay or reimburse the Executive for all reasonable expenses actually incurred or paid by the Executive in the furtherance of or in connection with the performance of the Executive’s duties under this Agreement, upon presentation of expense statements or vouchers or such other supporting information as the Company may reasonably require.

3. TERM AND TERMINATION.

3.1. Employment Period. Subject to Section 3.2 hereof, the Executive’s employment under this Agreement (the “Employment Period”) shall commence on _____________ (the “Effective Date”) and shall terminate on the earlier of: (a) the third anniversary of the Effective Date (such period, the “Initial Term”) or (b) the termination of this Agreement and the Executive’s employment pursuant to Section 3.2 hereof; provided, however, that on the third anniversary of the Effective Date and each subsequent anniversary thereafter, the term shall automatically renew for successive 12-month periods unless either party provides written notice of non-renewal to the other party at least 90 days in advance of the expiration of the Initial Term or the then-current 12-month period (the Initial Term, as may be automatically extended as provided herein, the “Term”).

3.2. Termination of Employment. Each party shall have the right to terminate the Executive’s employment hereunder before the Term expires as permitted by this Section 3.2.

(a) By the Company.

(i) For Cause. The Company shall have the right to terminate this Agreement and the Executive’s employment hereunder at any time upon delivery of written notice of termination for Cause (as defined below) to the Executive by the Company, such employment to terminate immediately upon delivery of such notice for a termination under 3.2(a)(i)(A) or (B), unless otherwise specified in such notice, or upon expiration of the notice and cure period described herein for a termination under 3.2(a)(i)(C) or (D). As used herein, “Cause” means that the Company has determined that the Executive: (A) has misappropriated, stolen, or embezzled funds or property from the Company or, without the permission of the Company, secured or attempted to secure personally any profit in connection with any transaction entered into on behalf of the Company; (B) has been charged with a felony which in the reasonable opinion of the Company brings the Executive into disrepute or is likely to cause material harm to the Company’s business, customers, or supplier relations, financial condition, prospects, or reputation; (C) has willfully failed to perform the Executive’s duties to the Company as required hereunder in a manner reasonably satisfactory to the Company; or (D) has willfully violated or breached any provision of this Agreement or any law or regulation, where, in the reasonable opinion of the Company, such violation or breach is to the material detriment of the Company or its business. A termination by the Company shall not be for Cause under Section 3.2(a)(i)(C) or (D) unless: (I) the Company gives the Executive written notice specifying the event or condition that the Company asserts authorizes termination for Cause under Section 3.2(a)(i)(C) or (D) and (2) during the 15 days following receipt of such notice, the Executive fails to remedy or cure the event or condition. Any termination of employment pursuant to this Section 3.2(a)(i) shall entitle the Executive to receive only the payments referred to in Section 3.3(a) hereof.

(ii) Without Cause. The Company shall have the right to terminate this Agreement and the Executive’s employment hereunder without Cause after 60 days’ prior written notice by the Company to the Executive. Any termination of employment pursuant to this Section 3.2(a)(ii) shall entitle the Executive to receive the payments referred to in Section 3.3(a) and (b) hereof.

(iii) Upon Total Disability. The Company shall have the right to terminate this Agreement and the Executive’s employment hereunder upon five days’ prior written notice to the Executive if the Company determines that the Executive is unable to perform the Executive’s duties by reason of Total Disability. As used herein, “Total Disability” shall mean the inability of the Executive, due to physical or mental illness or injury, and with the benefit of any reasonable accommodation requested by and provided to the Executive, to perform the Executive’s essential duties hereunder for any period of 180 consecutive days. The return of the Executive to the Executive’s duties for periods of 30 days or less shall not interrupt such 180-day period. Upon any termination of employment pursuant to this Section 3.2(a)(iii), the Executive shall only be entitled to receive the payments referred to in Section 3.3(a) hereof.

(b) By the Executive.

(i) For Good Reason. The Executive shall have the right to terminate this Agreement and Executive’s employment hereunder for Good Reason, such employment to terminate upon expiration of the notice and cure period described herein. As used herein, “Good Reason” shall mean: (A) any material failure by the Company to comply with any provision of this Agreement; (B) a material diminution in the Executive’s overall duties and responsibilities as a result of any merger or business combination to which the Company is a party; or (C) the relocation of the Executive’s principal place of employment from a hybrid working environment to a requirement to work at a location that is more than 50 miles from the Executive’s current principal place of residence. A termination by the Executive shall not be for Good Reason unless: (1) the Executive gives the Company written notice specifying the event or condition that the Executive asserts authorizes termination for Good Reason; (2) the Executive did not cause the event or condition that Executive asserts authorizes Executive’s termination for Good Reason or knowingly allow such event or condition to occur (but only if Executive had the authority and power to cause the event not to occur and knowingly chose not to exercise such power or authority); (3) such notice is given no more than 30 days after the occurrence of the event or the initial existence of the condition that Executive asserts authorizes termination for Good Reason; (4) during the 30 days following receipt of such notice, the Company fails to remedy or cure the event or condition; and (5) Executive terminates Executive’s employment within 30 days after the end of such cure period. In the event that the Executive elects to terminate Executive’s employment pursuant to Section 3.2(b)(i) and in accordance with the notice and cure requirements in subparts (1) through (5) above, the Executive shall be entitled to receive the payments referred to in Section 3.3(a) and (b) hereof.

(ii) Without Good Reason. The Executive shall have the right to terminate this Agreement and Executive’s employment hereunder without Good Reason after 60 days’ prior written notice by the Executive to the Company. If the Executive gives 60 days’ notice of termination without Good Reason under this Section 3.2(b)(ii), the Company in its sole discretion can elect to make the Executive’s resignation of employment effective immediately at any time during the 60-day notice period, and any such termination by the Company shall not convert the Executive’s resignation into a termination by the Company without Cause. In the event the Executive elects to terminate his employment pursuant to Section 3.2(b)(ii), the Executive shall be entitled to receive only the payments referred to in Section 3.3(a) hereof.

(c) By Expiration of Agreement. This Agreement and the Executive’s employment hereunder shall terminate upon the date of the expiration of the then-current Term in the event either party elects not to renew the then-current Term pursuant to Section 3.1. In the event the employment of the Executive is terminated by the expiration of the then-current Term, the Executive shall be entitled to receive only the payments referred to in Section 3.3(a) hereof.

(d) Death of Executive. This Agreement and the Executive’s employment hereunder shall terminate upon the death of the Executive. In such an event, the Executive’s surviving spouse, or if none, the Executive’s estate shall be entitled to receive only the payments referred to in Section 3.3(a) hereof.

3.3. Compensation and Benefits Following Termination. Except as specifically provided in this Section 3.3, any and all obligations of the Company to make payments to the Executive under this Agreement shall cease as of the date the Employment Period expires under Section 3.1 or as of the date the Executive’s employment is terminated under Section 3.2, as the case may be (such date, the “Termination Date”). From the date of any notice of termination through the Termination Date (to the extent they are different), the Executive shall continue to perform the normal duties of the Executive’s employment hereunder (unless waived by the Company) and shall be entitled to receive when due all compensation and benefits applicable to the Executive hereunder.

(a) Standard Termination Payments. In the event that the Executive’s employment terminates for any reason under any provision in Section 3.2, the Company shall, within the period prescribed by applicable State law but no later than 30 days of the Termination Date, pay the Standard Termination Payments (as defined below) to the Executive or, in the case of termination pursuant to Section 3.2(d) on account of the death of the Executive, to the Executive’s surviving spouse or estate as appropriate. For purposes of this Section 3.3, “Standard Termination Payments” shall mean (i) the Executive’s earned and unpaid Annual Base Salary through the Termination Date; (ii) any unreimbursed business and entertainment expenses that are reimbursable through the Termination Date; and (iii) any accrued but unused vacation as of the Termination Date. Moreover, for any such termination, the Executive shall be entitled to receive any vested benefits to which the Executive has a right under the Company’s benefit plans and programs, including without limitation continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA), as amended, which benefits will be provided in accordance with the applicable plan terms.

(b) By Company Without Cause or by Executive for Good Reason. In the event that the Company elects to terminate this Agreement and the Executive’s employment hereunder without Cause under Section 3.2(a)(ii) or the Executive elects to terminate this Agreement and his employment hereunder for Good Reason under Section 3.2(b)(i), in addition to the Standard Termination Payments provided in Section 3.3(a), and subject to the Executive’s execution of a release on or after the Termination Date that becomes effective and irrevocable as described in Section 3.4, the Company shall continue to pay the Executive the then-current Annual Base Salary, less applicable deductions and withholdings, for twelve months after the Termination Date. The first salary continuation payment will be paid to the Executive on the first Company payroll date that is ten days after the date that the release described in Section 3.4 becomes effective and irrevocable and will include any salary continuation payments for payroll dates between the Termination Date and the first salary continuation payment date.

3.4. Release. The Company will have no obligation to the Executive for the severance continuation payments under Section 3.3(b) unless the Executive has executed, on or after the Termination Date, and delivered to the Company, on or before the 50th day following the Termination Date, an effective and irrevocable general release and waiver of claims that releases the Company and all of its related entities, affiliates, investors, owners, and employees from, and promises not to sue them for, all claims and liabilities arising on or before the date the Executive signs the release, including claims related to the Executive’s employment with and separation from the Company as agreed to by the parties.

3.5. Resignation. Upon termination of the Executive’s employment, the Executive hereby agrees that the Executive shall automatically be treated as having resigned from any offices or positions related to the Company or any of its subsidiaries or affiliates.

3.6. Responsibilities upon Termination of Employment.

(a) Upon the termination of Executive’s employment with the Company for any reason whatsoever:

(i) Executive shall promptly deliver to the Company all originals and copies of Confidential Information and Trade Secrets within Executive’s possession.

(ii) Executive shall return to the Company all property of the Company, including but not limited to, keys, access devices, computers, telephones and other equipment.

(iii) Executive shall advise the Company of the identity of Executive’s new employer within ten (10) days after accepting new employment and shall keep the Company advised of any change in employment during the two (2) year period following the date of any termination of Executive’s employment with the Company, if such new employer is in the business of developing, making, using or providing services or products in the Field of Use (as defined below).

(b) The Company in its sole discretion may notify any new employer of Executive, if such new employer is in the business of developing, making or providing services or products in the Field of Use, that Executive has been exposed to Confidential Information and/or Trade Secrets and that he/she has a continuing obligation to the Company not to disclose any Confidential Information as provided in this Agreement.

(c) The Company in its sole discretion may notify any new employer of Executive, if such new employer is in the business of developing, making or providing services or products in the Field of Use, that Executive is subject to the noncompetition covenants set forth in this Agreement and that he/she has an obligation to the Company to comply with the terms of such noncompetition covenants. The Company may also provide a copy of this Agreement to any such new employer of Executive.

4. RESTRICTIVE COVENANTS.

4.1. Recitals. While employed with the Company, the Executive will be employed in a position of trust and confidence, and as a result, the Executive will be provided with the Company’s trade secrets and confidential or proprietary information, including but not limited to information related to (a) reports, pricing, selling, purchasing, and pricing procedures, and financing methods of the Company, and any specific and proprietary techniques utilized by the Company in designing, developing, testing, or marketing its products or in performing services for clients, customers, and accounts of the Company; (b) the business plans and financial statements, reports, and projections of the Company; (c) identities, addresses, contact persons, purchasing habits, and all other information related to the Company’s customers, clients, and investors, purchasers, lenders, or any other confidential information relating to or dealing with the business operations or activities of the Company; and (d) information concerning the licenses, permits, or other authorizations relevant to the Company’s business, made known to the Executive or acquired by the Executive in the course of the Executive’s employment at the Company (collectively, “Confidential Information”). Notwithstanding the foregoing, Confidential Information shall not include information or materials (a) that was or becomes generally available to the public other than as a result of breach of this Agreement by the Executive or (b) which the Executive had in his possession prior to disclosure by the Company or receives from a third party who, to the Executive’s knowledge, is not bound by a duty of confidentiality to the Company. The Executive acknowledges that the Company takes reasonable steps to protect its Confidential Information and to prevent disclosure of its Confidential Information to the public. Moreover, the Executive acknowledges that during Executive’s employment with the Company, the Executive will be put in a position of trust and confidence with the Company’s customers, employees, and consultants. The Executive agrees and acknowledges, therefore, that it is fair and reasonable for the Company to take steps necessary to protect its Confidential Information, protect against the risk of misappropriation of such Confidential Information and protect the Company’s relationship with its customers, employees, and consultants.

4.2. Noncompetition. During the term of Executive’s employment with the Company and for a period of one (1) year thereafter (the “Restricted Period”), Executive shall not become engaged, directly or indirectly, as an employee, independent contractor, consultant, officer, holder of a financial interest (either directly or indirectly, but not including ownership of one percent or less of the issued and outstanding equity interests of any publicly held entity) or otherwise, in any commercial activity relating to the development, sales or marketing of hotels, augmented reality gaming, or any combination thereof, or other products or services (the “Field of Use”) that were developed or under development by the Company at the time of Executive’s employment with the Company, if such activity is in competition with any product or service developed, under development, sold or marketed by the Company with respect to which either (i) Executive acquired Confidential Information during Executive’s employment with the Company or which was licensed to the Company prior to Executive’s employment, or (ii) Executive was involved in sales or marketing activities on behalf of the Company.

4.3. Non-Recruitment. By and in consideration of the Company’s entering into this Agreement, and in further consideration of the Executive’s exposure to the Confidential Information of the Company and its affiliates, the Executive agrees that the Executive shall not, during the Restricted Period: (a) directly or indirectly hire, induce, or solicit (or assist any person or entity to hire, induce, or solicit) for employment any person who is, or within six (6) months prior to the date of such hiring, inducement, or solicitation was, an employee of the Company or (b) induce or solicit (or assist any person or entity to induce or solicit) any person who is an employee of the Company to terminate his/her employment relationship with the Company. The foregoing does not apply to any employee who responds to any general public advertisement by the Executive or is referred by an employment agency, so long as the advertisement or agency search was not directed towards any such employee or group of employees of the Company.

4.4. Confidential Information. This covenant is independent of, and in addition to, those set forth above.

(a) To protect the Company’s Confidential Information, the Executive hereby covenants and agrees that the Executive will at all times hold the Confidential Information in confidence, will take all reasonable and necessary measures to prevent the disclosure of the Confidential Information, and will not use or disclose any Confidential Information, except for the benefit of the Company and to authorized representatives of the Company, to professional advisors (including without limitation attorneys, accountants, and financial advisors), or except as required by any governmental, regulatory, or judicial authority.

(b) The Executive acknowledges that all Confidential Information are and shall remain the sole, exclusive, and valuable property of the Company and that the Executive has and shall acquire no right, title, or interest therein. Any and all printed, typed, written, or other material that the Executive may have or obtain with respect to Confidential Information shall be and remain the exclusive property of the Company, and any and all material (including any copies) shall, upon request of the Company, be promptly delivered by the Executive to the Company.

(c) If the Executive becomes compelled by law, by regulatory or judicial process or by any other proceeding to make any disclosure that is prohibited by this Section 4.4, the Executive shall, to the extent legally permissible, provide the Company with prompt notice of such compulsion so that the Company may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions of this Section 4.4. In the absence of a protective order or other remedy, the Executive may disclose that portion (and only that portion) of the Confidential Information that, based upon the opinion of the Executive’s counsel, the Executive is legally compelled to disclose; provided however, that the Executive shall use commercially reasonable efforts to obtain written assurance that any person to whom any Confidential Information is so disclosed shall accord confidential treatment to such Confidential Information.

(d) Nothing in this Agreement prohibits Executive from disclosing a Company trade secret (i) in confidence to a Federal, State, or local government official, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Moreover, if Executive files a lawsuit for retaliation by an employer for reporting a suspected violation of law, Executive may disclose a Company trade secret to the Executive’s attorney and use the trade secret information in the court proceeding if the Executive files any document containing the trade secret under seal and does not disclose the trade secret except pursuant to court order.

4.5. Scope and Reasonableness

(a) The parties agree that it is not their intention to violate any public policy, rule of public order, or statutory or common law. The parties intend that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. If any provision of this Agreement is found by a court to be unenforceable, the parties authorize the court to amend or modify the provision to make it enforceable in the most restrictive fashion permitted by law.

(b) The Executive acknowledges that the restrictions contained in this Section 4, in view of the nature of the business in which the Company is engaged and in view of the Confidential Information to which the Executive will be exposed, are reasonable and necessary to protect the Confidential Information of the Company and the Company’s relationships with its customers, employees, and consultants, and that any violation thereof would result in irreparable injuries to the Company, and the Executive therefore acknowledges that, in the event of the Executive’s violation of any of these restrictions, the Company shall be entitled to seek from any court of competent jurisdiction (in any jurisdiction) preliminary and permanent injunctive relief as well as damages and an equitable accounting of all earnings, profits, and other rights or remedies to which the Company may be entitled. Notwithstanding the foregoing to the contrary, under no circumstances shall the Executive be liable for special, consequential, or punitive damages for any breach of this Agreement or otherwise. If the Executive violates any of the restrictions contained in the foregoing Sections 4.2 or 4.3, the Restricted Period shall not run in favor of the Executive from the time of the commencement of any such violation until such violation shall be cured by the Executive to the reasonable satisfaction of Company.

4.6. Ownership of Inventions and Works of Authorship.

(a) Ownership; Executive’s Obligations. If at any time or times (including, without limitation, times prior to the date of this Agreement) during and directly in connection with Executive’s employment and performance of services for the Company, Executive (either alone or with others) makes, conceives, discovers, reduces to practice or becomes possessed of any Invention (as defined below in Section 4.6(b)) or Work of Authorship (as defined below in Section 4.6(c)), whether or not such Invention or Work of Authorship is patentable or registerable under copyright or similar statutes or subject to analogous protection, such Invention or Work of Authorship and the benefits thereof shall immediately become the exclusive property of the Company. Executive shall promptly disclose to the Company each such Invention or Work of Authorship and shall assign and does hereby assign any rights Executive may have or acquire in such Inventions or Works of Authorship and benefits and/or rights resulting therefrom to the Company without compensation and shall communicate to the Company, without cost or delay and without publishing the same, all available information relating thereto with all necessary plans and models.

Upon disclosure of each Invention or Work of Authorship to the Company, Executive shall at the request and cost of the Company, execute all such documents and do all such things as the Company and its duly authorized agents may reasonably require to: (i) apply for, obtain and vest in the name of the Company alone (unless the Company otherwise directs) letters patent, copyrights or other analogous protection in any country throughout the world, and when so obtained or vested, to renew and restore the same; and (ii) defend any opposition proceedings in respect of such applications and any opposition or petitions or applications for revocation of such letters patent, copyrights or other analogous protection.

(b) “Invention” Defined. Invention means any discovery, improvement, idea or creation (whether or not described in writing or reduced to practice, and whether or not patentable) made solely by Executive or by Executive jointly with others, while performing services for the Company or providing work within the scope of Executive’s activities as an employee of the Company and relating to any of the Company’s products, processes, engineering, research, equipment, applications, or other activities or investigations. All Inventions are part of the body of information defined in Section 4.1 of this Agreement as Confidential Information.

(c) “Work of Authorship” Defined. Work of Authorship means any literary, graphic, audio or visual work, whether published or unpublished, and whether copyrightable or not, in whatever form and in whatever media, originated solely by Executive or by Executive jointly with others while performing services for the Company or providing work within the scope of Executive’s activities as an employee of the Company and relating to any of the Company’s products, processes, engineering, research, equipment, applications or other activities or investigations. All Works of Authorship are part of the body of information defined in Section 4.1 of this Agreement as Confidential Information.

(d) Records of Innovative Activities. Executive shall keep and maintain adequate and current written records of all of Executive’s activities relating to the creation or development of Inventions and Works of Authorship, in the form of notes, sketches, drawings, data and reports relating thereto, which records shall be and remain on the Company’s premises at all times. Executive shall not share these records either verbally, optically, electronically or physically with anyone outside of the Company, except in the ordinary course of the Company’s business.

(e) Executive’s Warranties. Executive warrants that he/she is not now and was not at any prior time under any contract or obligation limiting in any way the activities that he/she may pursue for the Company or covering the disclosure or disposal of Inventions or Works of Authorship such as would in any way prevent him/her from carrying out the spirit of this Agreement.

4.7. Survival. Any provision of this Agreement to the contrary notwithstanding, if this Agreement is terminated for any reason, the provisions and covenants of this Section 4 shall nevertheless remain in full force and effect in accordance with their respective terms.

5. MISCELLANEOUS.

5.1. Code Section 409A.

(a) This Agreement and the amounts payable and other benefits provided under this Agreement are intended to comply with, or otherwise be exempt from, Section 409A of the Internal Revenue Code (“Section 409A”), after giving effect to the exemptions in Treasury Regulation section l.409A-l(b)(3) through (b)(12). This Agreement shall be administered, interpreted and construed in a manner consistent with the requirements and exemptions under Section 409A. If any provision of this Agreement is found not to comply with, or otherwise not be exempt from, the provisions of Section 409A, it shall be modified and given effect, in the sole reasonable discretion of the Company and without requiring the Executive’s consent, in such manner as the Company reasonably determines to be necessary or appropriate to comply with, or to effectuate an exemption from, Section 409A;provided however, that in exercising its discretion, the Company shall modify this Agreement in the least restrictive manner necessary and provided further that the Company have no obligation to indemnify the Executive or hold the Executive harmless from any adverse tax consequences related to any failure to comply with Section 409A. Each payment under this Agreement shall be treated as a separate identified payment for purposes of Section 409A.

(b) With respect to any reimbursement of expenses of, or any provision of in- kind benefits to, the Executive, as provided under this Agreement, such reimbursement of expenses or provision of in-kind benefits shall be subject to the following limitations: (i) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year, except for any medical reimbursement arrangement providing for the reimbursement of expenses referred to in Section 105(b) of the Internal Revenue Code; (ii) the reimbursement of an eligible expense shall be made as specified in this Agreement and in accordance with Company’s normal reimbursement procedures for senior management, and (iii) the right to reimbursement or in-kind benefit shall not be subject to liquidation or exchange for another benefit.

(c) If a payment obligation under this Agreement arises on account of the Executive’s termination of his employment and such payment obligation constitutes “deferred compensation” (as defined under Treasury Regulation section 1.409A-l(b)(l), after giving effect to the exemptions in Treasury Regulation section 1.409A-l(b)(3) through (b)(12)), it shall be payable only after the Executive’s “separation from service” (as defined under Treasury Regulation section 1.409A-l(h)); provided, however, that if the Executive is a “specified employee” (as defined under Treasury Regulation section 1.409A-l(i)), any such payment obligation that is scheduled to be paid within six months after such separation from service shall accrue without interest and shall be paid on the first day of the seventh month beginning after the date of the Executive’s separation from service or, if earlier, within fifteen days after the appointment of the personal representative or executor of the Executive’s estate following the Executive’s death.

5.2. Applicable Law. This Agreement shall be construed and interpreted according to the laws of the State of Delaware, without regard to the conflicts of law rules thereof.

5.3. Headings. The headings and captions set forth herein are for convenience of reference only and shall not affect the construction or interpretation hereof.

5.4. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of successors and permitted assigns of the parties. This Agreement may not be assigned, nor may performance of any duty hereunder be delegated, by either party without the prior written consent of the other; provided however, the Company may assign this Agreement to any successor to its business or to any affiliate.

5.5. Entire Agreement. This Agreement, together with any applicable Stock Award agreement that may be issued hereunder, sets forth the entire agreement and understanding of the parties with respect to the subject matter hereof, and there are no other contemporaneous written or oral agreements, undertakings, promises, warranties, or covenants not specifically referred to or contained herein. This Agreement specifically supersedes any and all prior agreements and understandings of the parties with respect to the subject matter hereof, all of which prior agreements and understandings are hereby terminated and of no further force and effect.

5.6. Amendments. This Agreement may be amended, modified, or terminated only by a written instrument signed by the parties hereto.

5.7. Waiver. The Company’s failure to enforce any provision or provisions in this Agreement shall not in any way be construed as a waiver of any provision or provisions of this Agreement, or prevent the Company from thereafter enforcing each and every provision of this Agreement.

5.8. Execution in Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same Agreement. This Agreement may be delivered by facsimile transmission or email attachment of an originally executed copy.

5.9. Severability. If any section, provision, clause or part of this Agreement, or the applications thereof under certain circumstances, is held invalid or unenforceable for any reason, the remainder of this Agreement, or the application of such section, provision, clause or part under other circumstances, shall not be affected thereby.

5.10. Incorporation of Recitals. The Recitals to this Agreement are an integral part of, and by this reference are hereby incorporated into, this Agreement.

5.11. Withholdings. Each payment of compensation or benefits to or on behalf of the Executive under this Agreement shall be reduced by authorized deductions.

[Signatures on Following Page]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year written below.

TWO BIT ENTERTAINMENT CORP.:

Name:	Kim Schaefer
Title:	Chief Executive Officer

EXECUTIVE:

Name:
Title:

[Signature Page to ______ Employment Agreement]